Exhibit 99.1

Conference Call:	Today, June 9, 2005 at 11:00 a.m. ET
Dial-in numbers:	800/263-9150 (US and CAN) or 212/676-5416 (International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement	For Immediate Release
Contact:
Cy Talbot	Joseph Jaffoni, Purdy Tran
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
619/683-9830	212/835-8500 or mcz@jcir.com

MAD CATZ REPORTS RECORD FISCAL 2005

FINANCIAL RESULTS

- Year-over-Year Net Income Increases Over 300% to $4.6 Million or $0.08 Per Diluted

Share on 10% Higher Net Sales -

- Fourth Quarter Net Income Rises 78% -

San Diego, California, June 9, 2005 — Mad Catz Interactive, Inc. (“Mad Catz”) (AMEX/TSX: MCZ), the world’s leading third party video game accessory provider, today announced record financial results for the fourth quarter and fiscal year ended March 31, 2005.

During the fourth quarter of fiscal 2005, the Company determined that it no longer met the criteria to continue filing as a foreign private issuer. Accordingly, the Company now reports its results and prepares its financial statements in accordance with U.S. GAAP as opposed to Canadian GAAP, which was previously followed. Some prior year information has been recasted in accordance with U.S. GAAP presentation. In addition, in the future the Company will file its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Net sales for the year ended March 31, 2005 were $112.1 million, a 10% increase from $102.1 million in fiscal 2004, with gross profit for the year increasing 24% to $27.7 million from $22.3 million in fiscal 2004. The gross profit margin for fiscal 2005 was 25% compared to 22% in fiscal 2004. Total operating expenses for the 2005 fiscal year were $18.8 million compared to $19.5 million in fiscal 2004. Sales and marketing expenses decreased to $10.1 million or 9% of net sales for the fiscal year ended March 31, 2005 from $11.2 million or 11% of net sales for fiscal 2004. General and administrative expenses were $7.0 million or 6% of net sales for fiscal 2005 compared to $6.5 million or 6% of net sales for fiscal 2004. Research and development expenses for the fiscal year ended March 31, 2005 were $0.9 million or 1% of net sales compared with $1.1 million or 1% of net sales in fiscal year 2004. Income before taxes for the 2005 fiscal year was $7.3 million compared to $1.7 million in fiscal 2004. Net income for the fiscal year ended March 31, 2005 was $4.6 million or $0.08 per diluted share ($0.09 per basic share) compared to net income of $1.1 million or $0.02 per basic and diluted share for the fiscal year ended March 31, 2004. For the 2005 fiscal year, EBITDA, a non-GAAP measure, (defined

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Mad Catz Interactive, 6/9/05	page 2

as earnings before interest, taxes, depreciation and amortization) increased to $10.4 million from EBITDA of $4.9 million in fiscal 2004. A reconciliation of EBITDA to the Company’s net income on a U.S. GAAP basis is included in the financial tables accompanying this release.

Net sales for the fourth quarter ended March 31, 2005 increased 4% to $21.8 million from $21.1 million in the fourth quarter of fiscal 2004. Gross profit for the current quarter grew 13% to $5.2 million compared to $4.7 million in the same period of the prior year. Gross profit margin for the fiscal 2005 fourth quarter was 24% compared to 22% in the fiscal 2004 fourth quarter. Total operating expenses for the fourth quarter of fiscal 2005 were $3.1 million compared to $4.0 million in the same period of the prior year. Sales and marketing expenses in the fiscal 2005 fourth quarter declined to $0.8 million or 4% of net sales for the fiscal quarter from $1.7 million or 8% of net sales in the prior year fourth quarter, with the reduction primarily due to lower cooperative advertising by customers. General and administrative expenses in the fiscal 2005 fourth quarter were $2.1 million or 10% of net sales, an increase from $1.4 million or 7% of net sales in the same period of the prior year, primarily due to incentive compensation expenses of $0.5 million, resulting from the improved fiscal 2005 financial performance. Research and development expenses in the fiscal 2005 fourth quarter were $0.2 million or 1% of net sales, a decrease from $0.3 million or 1% of net sales in the prior year quarter. During the fourth quarter of fiscal 2005, stock-based compensation expense previously recorded in the first three quarters of fiscal 2005 amounting to $0.3 million was reversed as a result of the Company’s change to U.S. GAAP from Canadian GAAP. Income before taxes for the quarter ended March 31, 2005 was $1.4 million compared to income before taxes of $0.7 million in the prior year fourth quarter. Net income for the quarter ended March 31, 2005 was $0.9 million, or $0.02 per basic and diluted share, compared to net income of $0.5 million, or $0.01 per basic and diluted share, in the same period of the prior year. EBITDA for the quarter ended March 31, 2005 was $2.2 million compared to EBITDA of $1.9 million for the quarter ended March 31, 2004.

Fiscal 2005 Fourth Quarter Highlights:

•	Net income increased 78% to $0.9 million from $0.5 million.

•	Continued worldwide sales growth:

•	U.S. sales largely consistent with prior year at $17.6 million.

•	European sales were up 25% to $3.1 million from $2.5 million.

•	Canadian sales grew 10% to $1.2 million from $1.1 million.

•	Gross margin increased to 24% in the quarter from 22% in the same period of 2004.

•	Sales and marketing, general and administrative and R&D expenses improved to 14% of net sales from 16% in 2004.

•	New licenses and product introductions supporting Mad Catz’ strategy of broadening its product portfolio into adjacent categories:

•	Executed license agreements with the National Basketball Association and Major League Baseball.

•	Introduced full product line to support Sony PSP™ handheld gaming system.

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Mad Catz Interactive, 6/9/05	page 3

•	Signed multi-year agreement to sell downloadable games online at GameShark.com.

•	Shipped previously announced iKit® bundles for iPod® and iPod® Mini.

•	Presented the Company strategy, initiatives and prospects at the Roth Capital Partners, LLC and B. Riley & Co. investor conferences.

Commenting on the results, Darren Richardson, Mad Catz’ President and CEO, stated, “By executing on our previously announced strategy, Mad Catz delivered record financial results for the 2005 fiscal year and fourth quarter. The fourth quarter represented the fifth consecutive quarter of positive financial performance for Mad Catz highlighted by significant net income gains, double digit revenue growth in our European and Canadian markets, and solid gross margin improvements from the year ago period. Each of these factors contributed to a record annual financial performance for Mad Catz as reflected in the 331% growth in year-over-year net income.

“We believe this performance is particularly noteworthy in light of the hardware shortages that plagued the industry this past fiscal year. Importantly, over the last four quarters, we met our goals of differentiating ourselves from other video game accessory providers and we are well positioned to extend our market leadership during the upcoming console transition. Historically, a console transition is characterized by uncertain demand, and we are currently seeing some softness in the North American market in our fiscal 2006 first quarter. However, we are optimistic that our strategy of expanding our European distribution and adding new revenue streams to leverage our existing infrastructure will generate long-term growth and profitability improvements in fiscal 2006.

“Mad Catz’ license agreements for the National Football League, National Basketball Association, Major League Baseball, Batman and Fantastic 4 properties, as well as new revenue streams from iPod® accessories and video game publishing and distribution, highlight our strategy of leveraging our existing retail channels to achieve financial growth. With record annual results, a portfolio of proven gaming accessories and several new licensing agreements that provide new revenue sources, we enter fiscal 2006 on excellent footing to achieve continued strong growth and improved shareholder value.”

The Company will host a conference call and simultaneous webcast today June 9, 2005, at 11:00 a.m. ET. Following its completion, a replay of the call can be accessed for 30 days on the Internet from the Company’s Web site (www.madcatz.com, select “Investors”) or for 2 days via telephone at 800/633-8284 (reservation # 21248226) or, for International callers, at 402/977-9140.

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Mad Catz Interactive, 6/9/05	page 4

About Mad Catz

Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry. Mad Catz designs and markets a full range of accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

Safe Harbor for Forward Looking Statements:

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

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Mad Catz Interactive, 6/9/05	page 5

MAD CATZ INTERACTIVE, INC.

Consolidated Statements Of Operations

(unaudited, US$, in thousands, except per share and share data)

	Three Months Ended March 31,		Year Ended March 31,
	2005	2004*	2005	2004*
Net sales	$21,838	$21,068	$112,071	$102,143
Cost of sales	16,592	16,417	84,421	79,803

Gross profit	5,246	4,651	27,650	22,340

Operating expenses (income):
Sales and marketing	833	1,674	10,053	11,166
General and administrative	2,099	1,381	6,998	6,459
Research and development	205	266	897	1,079
Stock-based compensation(1)	(251)	—	—	—
Amortization of intangible assets	201	642	804	804

Total operating expenses	3,087	3,963	18,752	19,508

Operating income	2,159	688	8,898	2,832

Interest expense, net	(364)	(295)	(1,203)	(1,330)
Foreign exchange gain (loss), net	(451)	309	(582)	91
Other income	19	21	202	98

Income before income taxes	1,363	723	7,315	1,691

Income tax expense	508	242	2,733	629

Net income	$855	$481	$4,582	$1,062

Net income per share:
Basic	$0.02	$0.01	$0.09	$0.02

Diluted	$0.02	$0.01	$0.08	$0.02

Weighted average number of common shares outstanding:
Basic	53,639,427	53,293,804	53,506,289	53,286,248

Diluted	54,634,557	54,125,770	54,481,162	53,983,127

*	Recasted in accordance with U.S. GAAP
(1)	See discussion in supplementary data

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Mad Catz Interactive, 6/9/05	page 6

MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(unaudited, US$, in thousands)

	March 31, 2005	March 31, 2004*
Assets

Current assets:
Cash	$1,085	$1,728
Accounts receivable, net	17,549	16,591
Other receivables	1,804	448
Inventories	26,865	16,848
Deferred income tax assets	3,636	2,765
Other current assets	895	1,489

	51,834	39,869

Deferred tax assets	578	282
Property and equipment, net	1,831	1,566
Intangible assets, net	3,438	4,242
Goodwill	21,455	19,964

Total assets	$79,136	$65,923

Liabilities and Shareholders’ Equity

Current liabilities:
Bank loan	$12,100	$15,182
Accounts payable and accrued liabilities	22,643	13,714
Accrued taxes payable	1,490	971

	36,233	29,867

Shareholders’ equity:
Capital stock	46,746	46,038
Cumulative translation adjustment	6,514	4,957
Accumulated deficit	(10,357)	(14,939)

Total shareholders’ equity	42,903	36,056

Total liabilities and shareholders’ equity	$79,136	$65,923

*	Recasted in accordance with U.S. GAAP

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Mad Catz Interactive, 6/9/05	page 7

MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited, US$, in thousands)

Geographical Sales Data

The Company’s net sales are attributable to the following geographic segments:

	Three Months Ended March 31,		Year Ended March 31,
	2005	2004	2005	2004
Net sales
United States	$17,551	$17,335	$91,436	$81,434
Europe	3,086	2,459	10,981	10,128
Canada	1,187	1,084	9,419	6,644
Other countries	14	190	235	3,937

	$21,838	$21,068	$112,071	$102,143

EBITDA Reconciliation

EBITDA represents net income plus interest, taxes, depreciation and amortization.

	Three Months Ended March 31,		Year Ended March 31,
	2005	2004*	2005	2004*
Net income	$855	$481	$4,582	$1,062

Adjustments:
Interest expense	364	295	1,203	1,330
Income tax expense	508	242	2,733	629
Depreciation and amortization	456	895	1,852	1,832

EBITDA	$2,183	$1,913	$10,370	$4,853

*	Recasted in accordance with U.S. GAAP

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Mad Catz Interactive, 6/9/05	page 8

EBITDA represents net income plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.

Note (1) on stock-based compensation:

The Company had previously prepared its financial statements in accordance with Canadian GAAP and had adopted certain transitional provisions of The Canadian Institute of Chartered Accountants’ recommendations regarding the accounting for stock-based compensation. As the Company is now a deemed-U.S. filer, the Company now prepares its financial statements in accordance with U.S. GAAP. As a result of this change, in the fourth quarter of fiscal 2005, the effects of stock-based compensation were removed from the statements of operations; and, on a year-to-date basis, there is no impact to the Company’s results due to stock-based compensation.

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